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                                   EXHIBIT 8.1















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                                     FORM OF
                               FEDERAL TAX OPINION


____________, 1998

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
203 West Broadway
Pocahontas, Arkansas 72455-3420

Ladies and Gentlemen:

      You have requested this firm's opinion regarding certain federal income tax consequences which will result from the conversion of Pocahontas Federal Mutual Holding Company (the "Mutual Holding Company"), to the stock holding company form, as effectuated pursuant to the two integrated transactions described below. This Opinion Letter is governed by, and should be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code) and regulations thereunder, both final and proposed (the "Treasury Regulations"), and upon current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

      We, of course, opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 2


      We have made such other investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Plan of Conversion and Reorganization (the "Plan") and the Registration Statement on Form S-1 filed by Pocahontas Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed with the Office of Thrift Supervision (the "OTS").

      In issuing our opinions, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Mutual Holding Company and the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.

      We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above. We note that in December 1994, the IRS published Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to the downstream merger of a corporation into a less than "80 percent distributee", i.e, a corporation in which the merging corporation possesses less than 80 percent of the total voting power and less than 80 percent of the total value of such corporation's stock. The IRS has assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S. 200 (1935). If the IRS were to conclude that such mergers circumvent the repeal of General Utilities, the IRS could issue regulations which could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of such corporation over its basis in such assets. Accordingly, the issuance of such regulations could significantly modify the opinions expressed herein.

      For purposes of this opinion, we are relying on the representations provided to us by the Mutual Holding Company and Pocahontas Federal Savings and Loan Association (the "Bank" or "Pocahontas Federal") as described in the Affidavits of the President of the Mutual Holding Company and the Bank, incorporated herein by reference.

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 3


The Proposed Transactions

      Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. In December 1991, Pocahontas Federal, a Federally-chartered mutual savings bank, reorganized into the mutual holding company form of organization.

      In April, 1994, the Bank sold 747,500 shares of common stock ("Bank Common Stock") at $10.00 per share to the public (the "Minority Stockholders"). After the conclusion of the sale to Minority Stockholders, the Mutual Holding Company held 53.6% of the Bank's Common Stock outstanding. The shares of Bank Common Stock that were sold to the Minority Stockholders constituted approximately 46.4% of the issued and outstanding shares of Bank Common Stock.

      At the present time, two transactions referred to as the "MHC Merger" and the "Bank Merger" are being undertaken. The MHC Merger and the Bank Merger are being accomplished pursuant to a Plan of Conversion and Reorganization (hereafter referred to as the "Plan"). Pursuant to the Plan, the conversion ("Conversion") will be effected in the following steps, each of which will be completed contemporaneously.

      (i) The Bank will organize the Company (which will become the stock holding company of the Bank) as a first tier wholly-owned subsidiary of the Bank;

      (ii) The Company will organize an interim savings bank ("Interim") as a wholly-owned stock savings bank subsidiary of the Company;

      (iii) Mutual Holding Company will exchange its charter for a federal stock savings association charter and will simultaneously merge in a statutory merger with and into the Bank (the "MHC Merger") with the Bank as the resulting entity, pursuant to the Agreement of Merger between Mutual Holding Company and the Bank, whereby each member of the Mutual Holding Company who is an Eligible Account Holder or Supplemental Eligible Account Holder will receive an interest in a liquidation account established in the Bank pursuant to regulations of the Commissioner (the "Liquidation Account") in exchange for such member's ownership interest in the Mutual Holding Company. In conjunction with the MHC Merger, the Bank's stock held by the Mutual Holding Company will be canceled.

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 4


      (iv) Interim will merge in a statutory merger with and into the Bank with the Bank as the resulting institution (the "Bank Merger") pursuant to the Agreement of Merger between the Bank, the Company and Interim, whereby each Minority Stockholder will receive common stock of the Company ("Company Common Stock") in exchange for minority Shares, based on an exchange ratio (the "Exchange Ratio"), with cash paid in lieu of fractional shares.

      (v) As a result of the Bank Merger, the Company will own all of the common stock of the Bank, and the Company will offer for sale Company Common Stock in an offering (the "Offering") that will occur contemporaneously with the Conversion (discussed below).

      The Plan complies with the provisions of Subpart A of 12 C.F.R. Part 563b, which sets forth the OTS regulations for conversions of mutual institutions to stock form. The Plan also complies with the provisions of 12 C.F.R. Section 575.12(a), which is the OTS regulation governing the conversion of mutual holding companies to stock form.

      In the MHC Merger, a liquidation account is being established by the Bank for the benefit of Eligible Account Holders and Supplemental Account Holders. Pursuant to Section 20 of the Plan, the initial balance of the liquidation account will be equal to the sum of (i) approximately 52.1% (the Mutual Holding Company stock ownership interest in the Bank) of the Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion, or (ii) the retained earnings of the Bank at the time the Bank underwent its initial mutual holding company reorganization.

      Upon the date of consummation of the Bank Merger ("the Effective Date"), Interim will be merged with and into the Bank and Interim will cease to exist as a legal entity. All of the then outstanding shares of Bank Common Stock will be converted into and become shares of Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion and before giving effect to Minority Stockholders' purchases in the Offering and receipt of cash in lieu of fractional shares, Minority Stockholders will own the same aggregate percentage of the Company's Common Stock as they currently own of the Bank Common Stock. The common stock of Interim owned by the Company prior to the Bank Merger will be converted into and become shares of common stock of the Bank on the Effective Date. The Company Common Stock held by the Bank immediately prior to the Effective Date will be canceled on the Effective Date. Immediately following the Bank Merger, additional shares of the Company Common Stock

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 5


will be sold to depositors and former shareholders of the Bank and to members of the public in the Offering.

      As a result of the MHC Merger and the Bank Merger, the Company will be a publicly held corporation, will register the Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

      The stockholders of the Company will be the former Minority Stockholders of the Bank immediately prior to the Bank Merger (i.e., all stockholders of the Bank, excluding the Mutual Holding Company), plus those persons who purchase shares of Company Common Stock in the Offering. Nontransferable rights to subscribe for the Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on September 30, 1996 ("Eligible Account Holders"), the Bank's tax-qualified employee plans ("Employee Plans"), depositors of the Bank who have account balances of $50.00 or more as of the close of business on ________, 199_ ("Supplemental Eligible Account Holders"), other members of the Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Members"), and owners of shares of Bank Common Stock other than the Mutual Holding Company ("Minority Stockholders"). Subscription rights are nontransferable. The Company will also offer shares of Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering to certain members of the general public (the "Community Offering").

Opinions

      Based on the foregoing description of the MHC Merger and the Bank Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if the MHC Merger were to be consummated as described above as of the date hereof, then:

      1. The MHC Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

      2. The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for an interest in a liquidation account established in the Bank

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 6


for the benefit of the Mutual Holding Company's members who remain depositors of the Bank and non-transferable subscription rights to purchase stock. (Section 361 of the Code.)

      3. The exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

      4. No gain or loss will be recognized by the Bank upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the transfer to the members of the Mutual Holding Company of an interest in the liquidation account in the Bank and non-transferable subscription rights. (Section 1032(a) of the Code.)

      5. The basis of the assets of Mutual Holding Company to be received by Bank will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

      6. The holding period of the assets of the Mutual Holding Company to be received by Bank will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 1223(2) of the Code.)

      7. Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in Bank and non-transferable subscription rights in exchange for their membership interest in Mutual Holding Company. (Section 354(a) of the Code.)

      In addition, we are of the opinion that, if the Bank Merger was to be consummated as described above as of the date hereof, then:

      1. The Bank Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code. The Bank Merger is not disqualified from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) because Company Common Stock will be conveyed to the Bank's stockholders in exchange for their Bank Common Stock. (Section 368(a)(2)(E) of the Code.)

      2. Interests in the Liquidation Account, and the shares of Bank Common Stock held by Mutual Holding Company prior to consummation of the MHC Merger, will be disregarded for

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 7


the purpose of determining that an amount of stock in the Bank which constitutes "control" of such corporation was acquired by the Company in exchange for shares of Company Common Stock pursuant to the Bank Merger (Code Section 368(c)).

      3. The exchange of shares of Company Common Stock for the shares of Bank Common Stock in the Bank Merger, following consummation of the MHC Merger, will not violate the continuity of interest requirement of Income Tax Regulation
Section 1.368-1(b) in the Bank Merger.

      4. Interim will not recognize any gain or loss on the transfer of its assets to Bank in exchange for Bank Common Stock and the assumption by Bank of the liabilities, if any, of Interim. (Section 361(a) and 357(a) of the Code.)

      5. Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank Common Stock. (Section 1032(a) of the Code.)

      6. Bank's basis in the assets received from Interim in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the transaction. (Section 362(b) of the Code.)

      7. Bank's holding period for the assets received from Interim in the proposed transaction will, in each instance, include the period during which such assets were held by Interim. (Section 1223(2) of the Code.)

      8. The Company will not recognize any gain or loss upon its receipt of Bank Common Stock in exchange for Interim stock. (Section 354(a) of the Code.)

      9. Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Company Common Stock. (Section 354(a) of the Code.)

      10. Each Bank shareholder's aggregate basis in his or her Company Common Stock received in the exchange will be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor. (Section 358(a) of the Code.)

      11. Each Bank shareholder's holding period in his or her Company Common Stock received in the exchange will include the period during which the Bank stock surrendered was

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 8


held, provided that the Bank Common Stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange. (Section 1223(1) of the Code.)

      12. The Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts, an interest in the liquidation account established in the Bank and nontransferable subscription rights to purchase Company Common Stock, but only to the extent of the value, if any, of the subscription rights.

Analysis

      Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the MHC Merger and the Bank Merger. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as the Bank Merger, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Company) which before the merger was in control of the merged corporation is used in the transaction if:

      (i)   after the transaction, the corporation surviving the merger (the
            Bank) holds substantially all of its properties and the properties of the merged corporation (Interim) (other than common stock of the controlling corporation (the Company) distributed in the transaction); and

      (ii) in the transaction, former stockholders of the surviving corporation (the Bank stockholders) exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

      Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan provides that the MHC Merger and the Bank Merger will be accomplished in accordance with applicable state and federal law.

      Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 9


transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that the MHC Merger and Bank Merger satisfy the business purpose test for the reasons set forth in the Prospectus under the caption "The Conversion--Reasons for the Conversion." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the business conducted by the Bank prior to the MHC Merger and the Bank Merger will be unaffected by the transactions.

      The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir.
1951), cert. denied, 342 U.S. 860 (1951). We believe that the MHC Merger satisfies the continuity of interest doctrine based on the information set forth in the Company's Registration Statement and based on Revenue Rulings 69- 646, 1969-2 C.B. 54 and 69-3, 1965-1 C.B. 103. We believe that the Bank Merger satisfies the continuity of interest doctrine based on representations received from the Bank in connection with the preparation of this opinion to the effect that, to the best knowledge of the management of the Bank, former shareholders of the Bank owning 50% or more of all of the outstanding stock of the Bank immediately prior to the Conversion, disregarding shares held by the Mutual Holding Company that were canceled in the MHC Merger, would continue to own shares of the Company immediately after the Bank Merger. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of the MHC Merger and the Bank Merger as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan and the Prospectus.

      Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Bank, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Company. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as cash received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for

Boards of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings and Loan Association
Pocahontas Federal Mutual Holding Company
_____________, 1998
Page 10


money received in a reorganization, such as cash received in lieu of fractional shares, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

      Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as the Interim which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Plan of Conversion. Section 362 of the Code provides that if property is acquired by a corporation such as the Bank in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation such as the Savings Bank will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognizes to a corporation, such as the Company, on the receipt of property in exchange for common stock.

      We hereby consent to the filing of the opinion as an exhibit to the MHC's Application for Conversion on Form AC as filed with the OTS and to the Company's Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms AC and S-1 under the captions "The Conversion--Tax Aspects" and "Legal Opinions."

                                            Very truly yours,



                                            LUSE LEHMAN GORMAN POMERENK
                                            & SCHICK, A PROFESSIONAL CORPORATION